Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY, INC. ANNOUNCES PROPERTY SALE AND 2010 DRILLING PLANS

Houston, Texas, April 29, 2010

Sale of South Florence Field, Vermilion Parish, Louisiana

Dune Energy announced it has reached an agreement in principle to sell its interests in the South Florence field for $30 million to a private party. As of December 31, 2009, Dune’s interest in this field corresponded to 11.9 Bcfe of proved reserves based on an independent reserve report. Production from the field has averaged approximately 3.8 Mmcfe/day during the first quarter of 2010. Dune expects to close this sale early in the third quarter of 2010, with an effective date of May 1, 2010. Dune anticipates that the sale will be subject to negotiation and execution of definitive purchase and sale documents, modification or waiver of applicable provisions of Dune’s credit facility, approval by Dune’s Board of Directors, obtaining an independent opinion as to fair value of the property to be sold, and other customary closing conditions. Dune expects to use proceeds from the sale to either temporarily or permanently repay borrowings under its $40 million revolving credit facility, and / or to invest in new assets or fund maintenance, repair or improvement of its existing properties and assets.

2010 Drilling Plans

Chocolate Bayou, Brazoria County, Texas

Dune Energy anticipates spudding the Wieting #33 well in June 2010 to test an approximately 60 Bcfe IP Farms sand prospect at 14,000 feet. Dune will retain a 50% interest in the well and offset locations. In 2007, Dune drilled the Wieting #30, 1,400 feet northeast of this planned well, which penetrated the IP Farms interval with gas shows approximately 400 feet down dip of the proposed #33 location. The Wieting #30 was completed in the shallower Andrau Sand, with initial production rates of 6.5 Mmcfg/day and 764 BO/day. In 2009, Dune participated in the Wieting #32, which was completed in the S Sand formation, approximately 300 feet above the Andrau Sand, with initial production rates of 7.4 Mmcfg/day and 732 BO/day. Dune has a 100% working interest in the Wieting #30 and a 50% working interest in the Wieting #32.

Garden Island Bay Field, Plaquemines Parish, Louisiana

In the fourth quarter of 2010, post hurricane season, Dune intends to initiate a three well exploratory program in the Garden Island Bay Field to test targets on the northwest side of the field at between 12,000 and 14,000 feet. These three tests have potential reserves of 7.8 Mmboe, all of which have been imaged with depth-migrated, 3-D seismic data. Dune intends to maintain a 50-100% working interest in these exploratory oil prospects depending on capital availability at the time.

In addition, Dune and its partners have developed a 22,000 foot subsalt prospect in the field with gross unrisked reserve potential of approximately 100 Mmboe. Dune anticipates a well will be spud under this program in the fourth quarter of 2010, with Dune retaining approximately a 15% interest in this high potential oil prospect.

Proved Reserves and Upside Potential

Based on a February 1, 2010 strip pricing forecast, Dune Energy’s proved reserves were 107 Bcfe and required approximately of $102 million of development capital. Dune also holds approximately 16 Bcfe of probable and possible reserves, which require approximately $23 million of development capital. The exploratory potential of Dune’s prospect inventory represents an additional unrisked 330 Bcfe of reserves requiring approximately $229 million of capital to develop. This unrisked potential assumes that Dune maintains a 50% interest in the development of Chocolate Bayou, a 15% interest in the development of Garden Island Bay subsalt and a 50% interest in developing the intermediate depth prospects around Garden Island Bay.

James A. Watt, President and Chief Executive Officer stated, “We have defined many accretive economic opportunities in our asset base that are capital starved. Our current capital availability severely limits our ability to invest in these value-added prospects. The sale of the South Florence Field, along with our industry marketing efforts, will free capital to invest in higher rate of return projects and develop the upside potential of our program”.

Capital Structure

Negotiations with Note Holders

Dune continues discussions with the holders of its $300 million in principal amount of 10  1/2 % Senior Secured notes due in June of 2012, with a view toward an overall restructuring of Dune’s balance sheet. To date, Dune has not reached an agreement with holders of a sufficient principal amount of the notes to ensure a restructuring can be implemented in a timely and cost effective manner. Dune plans to continue discussions with the holders of its notes with the goal of achieving a debt restructuring that would be equitable for all its stake holders and free capital to fully implement development of its upside potential.

Convertible Preferred Stock

Currently Dune Energy has outstanding 195,364 shares of 10% Senior Redeemable Convertible Preferred Stock. These shares are convertible into common stock at $8.75 per share. The currently applicable dividend rate is 12% per annum and dividends may be (and to date have been) paid in kind in the form of additional shares of the same series of preferred stock. In addition, the highly dilutive impact of the make-whole provisions, applicable to conversions prior to June 1, 2010, has ceased due to the setting of an April 2, 2010 record date with respect to the dividend payable on June 1, 2010.

Mr. Watt continued, “We will continue industry marketing of deals, sale of non core assets, and negotiations with our note holders, to be able to dedicate more capital to our high potential upside opportunities within our existing asset base. These efforts should result in long term value for all stakeholders”.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300